     As filed with the Securities and Exchange Commission on June 11, 2001
                                                   Registration No. 333-________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                       CENTERSTATE BANKS OF FLORIDA, INC.
             (Exact name of registrant as specified in its charter)

           Florida                                        59-3606741
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

7722 State Road 544 East, Suite 205, Winter Haven, FL                 33881
      (Address of Principal Executive Offices)                     (Zip Code)


                   Officers' and Employees' Stock Option Plan
                            (Full title of the plan)

                            -------------------------

                                 James H. White
                 Chairman, President and Chief Executive Officer
                       Centerstate Banks of Florida, Inc.
                       7722 State Road 544 East, Suite 205
                             Winter Haven, FL 33881
                     (Name and address of agent for service)

                                 (863) 419-0833
          (Telephone number, including area code, of agent for service)

                            -------------------------


                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
   Title of securities      Amount to be               Proposed Maximum            Proposed Maximum            Amount of
     to be registered        Registered             Offering Price Per Share   Aggregate Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      365,000 shares (1)              $13.68                   $4,993,200               $1,249
$0.01 per share
============================================================================================================================

(1) Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to the antidilution provisions of the stock option plan for stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale price of the Common Stock on May 31, 2001.

                                EXPLANATORY NOTE

        Centerstate Banks of Florida, Inc. ("Centerstate" or "Registrant"), hereby registers 365,000 shares of common stock, par value $.01 per share of Centerstate ("Centerstate Common Stock"), and also hereby registers an indeterminate number of shares of Centerstate Common Stock which may be required to be issued or may be issued pursuant to antidilution provisions of the Plan. On June 30, 2000, Centerstate became a bank holding company for First National Bank of Osceola County ("First National/Osceola"), Community National Bank of Pasco County ("Community National Bank"), and First National Bank of Polk County ("First National/Polk"), through the simultaneous merger of each of these three banks into interim bank subsidiaries of Centerstate. As a result of the three mergers, the three banks became wholly owned subsidiaries of Centerstate, and the former shareholders of the three banks became shareholders of Centerstate through the conversion of their respective shares of common stock in the banks into shares of Centerstate Common Stock. The business combination was accounted for using the pooling-of-interests accounting method.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by Centerstate with the Securities and Exchange Commission (the "Commission") (File No. 000-32017) are incorporated herein by reference:

        1. Centerstate's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as filed with the Commission on March 23, 2001.

        2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000.

        3. The description of Centerstate Common Stock contained in the Registration Statement on Form 8-A, dated November 27, 2000, including any amendments or reports filed with the Commission for the purpose of updating such description.

        All other documents subsequently filed by Centerstate pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the shares of Centerstate Common Stock offered hereby have been sold or which deregisters all the shares of Centerstate Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the shares of Centerstate Common Stock offered under the Registration is being passed upon for Centerstate by Smith, Mackinnon, Greeley, et al, P.A.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

        Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

        Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual's actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section
607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

        Section 607.0850 further provides that unless the corporation's articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

        Article VI of the Bylaws of the Company provides for indemnification of the Company's officers and directors and advancement of expenses. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company's Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIM.

        Not applicable.

ITEM 8. EXHIBITS.

Exhibit
Number         Description
------         -----------
3.1            Articles of Incorporation of Centerstate Banks of Florida, Inc.
               (Incorporated by reference to the Form S-4 Registration Statement of Centerstate Banks of Florida, Inc. (File No. 333-95087) (the
               "Registration Statement")

3.2 Bylaws of Centerstate Banks of Florida, Inc. (Incorporated by reference to the Registration Statement)

3.3            Centerstate Banks of Florida, Inc. Officers' and Employees' Stock
               Option Plan (Incorporated by reference to the Registration
               Statement)

5.1 Opinion and consent of Smith, Mackinnon, Greeley, et al, P.A., as to the validity of the shares being issued.

23.1           The consent of KPMG LLP.

24.1 Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 1st day of June, 2001.


                                    CENTERSTATE BANKS OF FLORIDA, INC.



                                    By: /s/ James H. White
                                        ----------------------------------------
                                            James H. White
                                            Chairman, President and Chief
                                            Executive Officer

        Each of the undersigned hereby constitutes and appoints James H. White and G. Robert Blanchard, and each of them as attorneys for him and in his name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect to this Registration Statement, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or causes to be done, by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                  TITLE                                 DATE
        ---------                  -----                                 ----

/s/ James H. White                 Chairman of the Board, President      June 1, 2001
-------------------------------    and Chief Executive Officer
James H. White

/s/ G. Robert Blanchard            Vice Chairman of the Board            June 1, 2001
-------------------------------
G. Robert Blanchard

/s/ James H. Bingham               Director                              June 1, 2001
-------------------------------
James H. Bingham

/s/ Terry W. Donley                Director                              June 1, 2001
-------------------------------
Terry W. Donley

/s/ Bryan W. Judge                 Director                              June 1, 2001
-------------------------------
Bryan W. Judge

/s/ Samuel L.Lupfer, IV            Director                              June 1, 2001
-------------------------------
Samuel L. Lupfer, IV

/s/ J. Thomas Rocker               Director                              June 1, 2001
-------------------------------
J. Thomas Rocker

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       -----------

 5.1         --   Opinion and consent of Smith, Mackinnon, Greeley, et al, P.A., as to the validity of the shares being issued.

23.1         --   The consent of KPMG LLP.